Exhibit 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of December 17, 2007, by and between Thomas Mackell, an individual residing at _________________________________ (the “Consultant”), and United Benefits & Pension Services, Inc., a Delaware corporation having an address at 501 Kings Highway East, Suite 108, Fairfield, Connecticut 06825 (the “Company”).

WITNESSETH

WHEREAS the Company was formed to create a national third party pension and benefit administration services company specializing in servicing Taft-Hartley multi-employer benefit plans (the “Business”) through a strategy of acquiring regional Taft-Hartley third party pension and benefit administration services companies;

WHEREAS the Consultant has extensive experience in the financial services industry and the benefits and pension plan administration business;

WHEREAS the Company desires to engage the Consultant, and the Consultant desires to be engaged by the Company, upon the terms and conditions set forth herein; and

WHEREAS the Company has entered into an Agreement and Plan of Merger, dated as of November 30, 2007, among the Company, UBPS Acquisition Sub, Inc. (the “Subsidiary”) and Associated Third Party Administrators, a California corporation (“ATPA”), pursuant to which the Company will acquire ATPA, a pension administration and benefit services company specializing in serving the Taft-Hartley multi-employer plan market, through the merger of Subsidiary with and into ATPA and, as a result, ATPA will become a wholly-owned Subsidiary of the Company (the “ATPA Acquisition”);

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Consulting Relationship.

1.1 Scope of Engagement. Effective upon the Effective Date (as hereinafter defined), the Company, on behalf of itself, ATPA, any future subsidiary of the Company or its successors and assigns, hereby engages the Consultant, and the Consultant hereby agrees to be engaged by the Company, ATPA, any future subsidiary of the Company or its successors and assigns, to perform the services set forth in Appendix I hereto (the “Services”).

1.2 Consulting Term. The term of this Agreement (the “Consulting Term”) shall be two years, commencing on the date of, and immediately following, the closing of the ATPA Acquisition (the “Effective Date”), unless sooner terminated in accordance with this Agreement. If the parties mutually agree, in writing, this Agreement may be extended for subsequent terms of one (1) year each, unless sooner terminated in accordance with the provisions of Section 5.

1.3 Standards of Performance. The Consultant agrees to provide the Services to the best of his ability and in accordance with the highest professional standards. The Consultant shall devote such amount of his time to the performance of the Services as is reasonably necessary to perform his duties under this Agreement. The Consultant acknowledges that this is a personal services agreement, and the Consultant shall not employ, retain, engage, hire, subcontract with, or otherwise use any third party or third parties to perform the Services without the prior written consent of the Company, which consent may be withheld for any reason or for no reason, in the sole discretion of the Company.

2. Compensation.

2.1 Consulting Charges. As compensation for the Consultant’s provision of the Services, the Company, its successors or assigns, either directly or through ATPA or any future subsidiary of the Company, shall pay to the Consultant the amounts set forth on Appendix II hereto (the “Consulting Charges”), subject to and payable upon the acquisition by the Company, ATPA or any future subsidiary of the Company or its successors or assigns of any Introduced Acquisition Targets (as defined in Appendix I), whether by asset purchase, merger, stock purchase or otherwise; provided, however, that the amount of Consulting Charges payable to the Consultant as set forth in Appendix II shall be reduced by the amount of any fees or commissions payable by the Company, ATPA or any future subsidiary of the Company, or its successors or assigns, to any broker or finder retained by the Company, ATPA or such other subsidiary or its successors or assigns in connection with the acquisition of the Introduced Acquisition Target with respect to which such Consulting Charges are due. The Consulting Charges shall be payable in cash and shares of common stock of the Company (the “Shares”), in the proportions set forth in Appendix II. The number of Shares to be issued to the Consultant in accordance with Appendix II, shall be calculated by dividing (x) the dollar amount of the Consulting Charges payable to the consultant in Shares by (y) the Current Market Price (as defined below) per share of the Company’s common stock. Notwithstanding the foregoing, upon the closing of the ATPA Acquisition, the Company, its successors or assigns shall pay to the Consultant a Consulting Charge in connection with the ATPA Acquisition in the amount of $150,000, payable in its entirety by the issuance to the Consultant of 60,000 Shares, it being understood and agreed that no other Consulting Charge or other fees shall be payable to the Consultant in connection with the ATPA Acquisition.

For the purpose of any computation under this Section 2.1, the “Current Market Price” per share of the Company’s common stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days immediately preceding the date in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange (including, for purposes hereof, any national market of the Nasdaq Stock Market) on which the Company’s common stock is listed or admitted to trading or, if the Company’s common stock is not listed or admitted to trading on any national securities exchange, the closing price or the highest reported bid price for the common stock on the OTC Bulletin Board or a similar organization if the Company’s Common Stock is no longer listed on the OTC Bulletin Board. If on any such date the Company’s Common Stock is not listed or admitted to trading on any national securities exchange and is not quoted on the OTC Bulletin Board or any similar organization, the “Current Market Price” will be the fair value of a share of the Company’s common stock on such date, as determined in good faith by the board of directors of the Company (with the Consultant not participating in such determination), whose determination shall be conclusive absent manifest error.

2.2 The Shares; Repurchase of the Shares The Consultant acknowledges that the Shares will not be registered under any Federal or state securities laws, that the Consultant would be acquiring such Shares for his own account, for investment purposes only and not for distribution or resale, that there may be no market for the Shares and that the certificates evidencing such Shares shall bear the following legend or a legend of similar effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT OR APPLICABLE STATE LAW HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF ITS COUNSEL OR AN OPINION OF OTHER COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

2.3 In connection with the financing transactions to be consummated to fund the ATPA Acquisition, the Consultant agrees to sign an agreement to the effect that, without the prior written consent of the placement agents in such financings, he will not, for a period of one year after the date of completion of such financings, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Company’s common stock (including, without limitation, the Shares) or any securities convertible into or exercisable for the Company’s common stock. In addition, the Consultant covenants and agrees not to transfer, assign or otherwise convey any interest in such Shares without the prior written consent of the Company within 90 days prior to a Fundamental Event (as hereinafter defined); provided, however, that such period may be subject to extension in accordance with the Company’s insider trading policies including in the event that the Company is a public company required to file reports under the Securities and Exchange Act of 1934, as amended.

2.4 Upon termination of the Consultant’s Services under this Agreement prior to a Fundamental Event, the Company, its successors or assigns may for any reason or for no reason, in the sole discretion of the Company, its successors or assigns, require the Consultant to sell all of the Shares paid to Consultant pursuant to this Agreement back to the Company, its successors or assigns, or its designee for a price per share equal to the Current Market Price per share (as defined and determined in Section 2.1) on the date of such termination.

2.5 For purposes of this Section 2.2, the term “Fundamental Event” shall mean the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction (y) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Surviving Entity”)) directly or indirectly, at least a majority of the combined voting power of the Surviving Entity’s outstanding voting securities immediately after the transaction; and (z) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

2.6 Reimbursement of Expenses. The Company, ATPA, any future subsidiary of the Company or its successors or assigns shall reimburse the Consultant for his reasonable travel, lodging, meals and other reasonable expenses (including, without limitation, reasonable expenses for entertainment of Potential Acquisition Targets) incurred in furtherance of providing the Services hereunder, subject to the Consultant’s submission of an itemized statement (the “Expense Statement”) of such expenses, signed by the Consultant and stating that the expenses set forth in such Expense Statement were incurred in furtherance of providing the Services hereunder, together with copies of receipts, invoices, paid bills or similar documentation substantiating the expenses set forth in such Expense Statement. Expenses for which reimbursement will be sought which, individually or aggregated with all other expenses incurred from the last reimbursable expense paid by the Company, exceed $5,000 shall require the prior written consent of the Company, which consent may be withheld for any reason or for no reason in the sole discretion of the Company.

3. Exclusivity; Non-Solicitation; Confidentiality

3.1 Exclusivity. The Consultant shall render the Services exclusively to and for the benefit of the Company, ATPA or any future subsidiary of the Company or its successors and assigns during the Consulting Term. During the Consulting Term and for a period of one (1) year after the termination or expiration thereof, the Consultant shall not, without the Company’s prior written consent, which consent may be withheld by the Company for any reason or for no reason, in its sole discretion:

(a) act as a consultant , broker or finder for, or otherwise provide, directly or indirectly, services similar to the Services to any direct or indirect competitor of the Company or any entity or individual (a “Person”) other than the Company, ATPA or any future subsidiary of the Company or its successors, or assigns (a “Third Party”), engaged in a business similar to the Business, or any aspect thereof; or

(b) introduce to any Third Party doing business anywhere in the United States any Person that is engaged in a business similar to the Business or that may otherwise be suitable for acquisition by the Company ATPA or any future subsidiary of the Company, its successors or assigns, as determined by the Company, in its sole discretion.

3.2 Non-Solicitation. In recognition of the considerations described in Section 3.5 of this Agreement, and that the following covenant is a specific condition for engagement of Consultant, Consultant covenants and agrees, on behalf of himself and his affiliates, that during the Consulting Term and for a period of one (1) year after the termination or expiration thereof, neither the Consultant nor any of his affiliates will directly or indirectly, either alone or in association with others:

(a) recruit, solicit or induce, or attempt to induce, any employee, agent or consultant of the Company, its subsidiaries, affiliates, successors or assigns to terminate his or her employment or engagement or to otherwise sever their relationship with the Company, its subsidiaries, affiliates, successors or assigns;

(b) solicit for employment, hire or engage as an independent contractor, or agree to hire or engage as an independent contractor, any individual who was employed by the Company, its subsidiaries, affiliates, successors or assigns at any time during the Consulting Term other than an individual whose employment with the Company terminated six (6) months or longer prior to the Consultant’s solicitation, hiring, engagement of, or agreement to hire or engage, such individual;

(c) solicit, divert, take away, terminate or reduce or attempt to divert, take away, terminate or reduce the business or patronage of any Person who was a clients, customer or account, or prospective client, customer or account, of the Company or any of its subsidiaries, affiliates, successors or assigns during the Consulting Term; or

(d) acquire, or assist, advise or encourage any Third Party in acquiring, directly or indirectly, (w) control of any Potential Acquisition Target (as hereinafter defined) or (x) any interest in a Potential Acquisition Target’s securities, business or assets or (y) finance any such acquisition to be made by any Third Party or (z) enter into any discussion, negotiations, or arrangements with any Third Party with respect to any of the foregoing.

3.3 For purposes of this Agreement, the phrase “prospective client, customer or account” shall mean a Person whom the Company, its subsidiaries, affiliates, successors or assigns, at some time during the Consulting Term, solicits or intends or prepares to solicit as a customer, client or account of the Company, its subsidiaries, affiliates, successors or assigns either in person or by customized written materials prepared at the request or with the consent of such individual or entity during the Consulting Term. With respect to entities consisting of more than one business unit, a “prospective client, customer or account” shall be limited to the business units to which the Company, its subsidiaries, affiliates, successors or assigns addressed, or intends or prepares to address, its solicitation.

3.4 For purposes of this Agreement, the term “Potential Acquisition Target” shall mean any entity or business that the Company, its subsidiaries, affiliates, successors or assigns potentially may acquire or is possibly considering acquiring.

3.5 Confidentiality. Consultant acknowledges that he has been and, in the course of providing the Services, will be provided access to Proprietary Information (as hereinafter defined) concerning the Company its subsidiaries, affiliates, successors and assigns. The Consultant shall keep confidential the Proprietary Information and shall not use or disclose such Proprietary Information to any Third Party for any purpose, except when and to the extent required in providing the Services. In the event of the termination of the Consultant’s consulting relationship with the Company, ATPA or any future subsidiary or its successors or assigns the Consultant will upon request deliver to the Company, ATPA or any future subsidiary or its successors or assigns or destroy and erase (and certify to the Company, ATPA or any future subsidiary or its successors or assigns as to such destruction and erasure), all documents, irrespective of who prepared or created such document, containing any Proprietary Information.

3.6 As used herein, the term “Proprietary Information” shall mean information or data of the Company, its subsidiaries, affiliates, successors or assigns whether oral or written, including, without limitation, information or data in an electronic or other intangible medium, and whether or not labeled or otherwise designated “proprietary” or “confidential” or with words of similar effect, including, without limitation, trade secrets, customer lists, contracts (including the details and provisions thereof), the identity of acquisition targets (whether introduced by the Consultant or otherwise) or Potential Acquisition Targets, acquisition plans, business plans, marketing plans, pricing, budgets, unpublished financial statements, strategies, forecasts, processes, formulae, data and know-how, improvements, inventions, techniques, computer programs (source and object codes), memoranda, notes, reports, and customer and employee lists. Notwithstanding the foregoing, the term “Proprietary Information” shall not include (i) any information that is generally available to the public and easily accessible from sources other than the Company, its subsidiaries, affiliates, successors or assigns (ii) any information received by the Consultant from a third party without obligation of confidentiality, other than information received from a Potential Acquisition Target during the course of any discussions or negotiations between the Company, its successors or assigns and such Potential Acquisition Target or in connection with the Services or (iii) any information the Consultant can demonstrate was developed independently by the Consultant without the use of confidential information of the Company.

3.7 The parties acknowledge that Consultant’s breach of the covenants in this Agreement would cause irreparable damage to the Company, its subsidiaries, affiliates, successors and/or assigns for which monetary damages would not be adequate. Accordingly, the parties agree that, in the event of a breach, or a threatened breach, by Consultant of any of the covenants contained in this Agreement, the Company, its subsidiaries, affiliates, successors or assigns shall be entitled to obtain from any court of competent jurisdiction specific performance of this Agreement as a remedy for such actual or threatened breach of this Agreement, which remedy shall be in addition to all other remedies available to the Company, its subsidiaries, affiliates, successors or assigns at law or equity. The Consultant hereby consents to the entry of a temporary restraining order or preliminary or ex parte injunction enjoining the Consultant from breaching or further breaching, as the case may be, this Agreement, in addition to any other remedies available at law or equity, to enforce the provisions hereof.

3.8 If any restriction set forth in this Section 3 is held by any court of competent jurisdiction to be unenforceable or invalid because of the duration of such provision or the scope of activities or geographic area covered thereby, then the duration, scope of activities and/or geographical area of such provision shall be deemed to be limited to the extent necessary, and only to such extent, to make such provision valid and enforceable.

3.9 The provisions of this Section 3 shall survive the termination of this Agreement.

4. Independent Contractor Status; Taxes; Compliance with Laws

4.1 The parties hereby acknowledge that the Consultant is being retained as an independent contractor and neither the Consultant, nor any of his agents, shall be deemed employees of the Company, its subsidiaries, affiliates, successors or assigns. The Consultant shall be responsible for determining the manner and means by which the Consultant performs the duties and responsibilities assigned to the Consultant under this Agreement. Nothing in this Agreement shall be construed to create a joint venture, agency or partnership relationship between the parties.

4.2 The Consultant shall be solely responsible for the payment of all income and other taxes relating to his compensation hereunder and he acknowledges that no payroll or employment taxes of any kind shall be withheld or paid by the Company, its subsidiaries, affiliates, successors or assigns with respect to any payments to the Consultant.

4.3 The Consultant acknowledges that any Shares issued to Consultant pursuant to this Agreement may constitute taxable income for the tax year in which such Shares are issued to the Consultant and the Consultant agrees that he shall be solely liable for payment of any taxes which may be imposed on the Consultant by any Federal, state or local taxing authority in connection with the issuance to the Consultant of such Shares.

4.4 The Consultant shall comply with all applicable laws and regulations in the performance of the Services.

5. Early Termination. The Consulting Term shall terminate upon the occurrence of any of the following:

5.1 At the election of either party by giving not less than 30 days’ prior written notice to the other;

5.2 At the election of the Company, its successors or assigns, for Cause (as hereinafter defined), immediately upon written notice by the Company to the Consultant. For purposes of this Section 5, “Cause” for termination shall be deemed to exist upon a good faith finding by the Company that the Consultant:

(a) failed or refused to perform the Services;

(b) has been repeatedly inattentive to the performance of the Services;

(c) failed or refused to follow the reasonable requests of the Company, its successors or assigns hereunder;

(d) committed any act involving dishonesty, fraud or moral turpitude [in the performance of the Services];

(e) engaged in misconduct or gross negligence in the performance of the Services;

(f) has been convicted of, or entered a plea of guilty or nolo contendere with respect to, a felony;

(g) engaged in conduct of a criminal nature which has, or may have, a material adverse effect on the business or reputation of the Company, its subsidiaries, affiliates, successors or assigns, or

(h) materially breached this Agreement.

With respect to any alleged act or occurrence constituting “Cause” within subsection 5.2(a), (b), (c) or (h), the Consultant shall not be deemed to have been terminated for Cause unless the Consultant has been provided with notice of the circumstances giving rise to the determination that such Cause exists and the Consultant fails to cure the act or occurrence giving rise to such “Cause” (but only to the extent curable in full) within 15 days of such notice, unless an earlier cure period is necessary to avoid material adverse harm to the Company, its subsidiaries, affiliates, successors or assigns;

5.3 Upon the death or Disability of the Consultant. As used in this Agreement, the term “Disability” shall mean the inability of the Consultant, with reasonable accommodation to the extent required by State or Federal law, due to a physical or mental illness or injury, to substantially perform the Services for a period of either (i) ninety (90) consecutive days during or (ii) ninety (90) non-consecutive days during any 360-day period.

5.4 A determination of the existence of a Disability shall be made by a physician designated by the Company, its successors or assigns. Consultant agrees to make himself available and to cooperate in any reasonable examination by a physician selected by the Company, its successors or assigns for the purpose of determining disability pursuant to Section 5.3.

6. Effect of Termination.

6.1 In the event the Consultant’s engagement hereunder is terminated by the Company, its successors or assigns for Cause pursuant to Section 5.2 or at the election of the Consultant pursuant to Section 5.1, the Company, its successors or assigns shall:

(a) reimburse the Consultant for accrued expenses pursuant to Section 2.3;

(b) pay to the Consultant any accrued and unpaid Consulting Charges with respect to acquisitions which have closed prior to the date of such termination;

and the Consultant shall not be entitled to any further compensation from the Company, its successors or assigns .

6.2 Upon the expiration of the Consulting Term or in the event that this Agreement is terminated by reason of the Consultant’s death or Disability pursuant to Section 5.3, or by the Company other than for Cause, the Company, its successors or assigns shall:

(a) pay to the Consultant or his estate, as the case may be, the Consulting Charges that would otherwise be payable to the Consultant up to the date of such termination, death or Disability;

(b) reimburse the Consultant for any expenses incurred up to the date of such termination, death or Disability pursuant to Section 2.3; and

(c) to the extent the Consultant has introduced an acquisition target to the Company, its successors or assigns and the Company, ATPA, any future subsidiary of the Company or its successor or assign closes such acquisition within six months of the date of such termination, death or disability, then the Company, its successor or assign shall pay to the Consultant or his estate, as the case may be, the Consulting Charges with respect to such acquisition that would otherwise be payable to the Consultant;

provided, that all payments required by this Section 6.2 shall be subject to receipt by the Company, its successors and assigns of (y) a general release executed by the Consultant or his estate, as the case may be, releasing the Company, its subsidiaries, affiliates, successors, assigns, and each of their respective directors, officers and employees, and (z) a severance agreement executed by the Consultant or his estate, as the case may be, in a form prepared by and satisfactory to counsel for the Company, its successors or assigns.

7. Exculpation; Indemnification.

7.1 The Consultant shall not be liable to the Company for any damages, losses, claims or liabilities incurred by the Company or any third party resulting from the performance of the Services by the Consultant or the actions or omissions of the Consultant in connection therewith, provided, however, that the Consultant shall be liable for, and shall defend, indemnify and hold harmless the Company, its affiliates, subsidiaries, successors, assigns, and each of their respective directors, officers and employees from and against, any and all claims, losses, damages, injuries, liabilities, costs and expenses arising from the Consultant’s gross negligence, willful misconduct, or breach of this Agreement.

7.2 The Company, to the extent permitted by Delaware law, or the Company’s successors or assigns, to the extent permitted by the law of the jurisdiction in which such successor or assign subsists, shall indemnify, defend and hold harmless the Consultant from and against any and all claims, losses, damages, injuries, liabilities, costs and expenses claimed by any third party resulting from the performance of the Services by the Consultant or the actions or omissions of the Consultant in connection therewith, provided that the Consultant has acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and provided further that the Company, its successors or assigns shall not be obligated to indemnify the Consultant for any claims, losses, damages, injuries, liabilities, costs or expenses arising from the Consultant’s gross negligence, willful misconduct or breach of this Agreement.

8. Binding Effect. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the Consultant and the Company and their respective successors and permitted assigns.

9. Assignment. This Agreement is personal as to the Consultant and shall not be assigned by the Consultant without the prior written consent of the Company, which consent may be withheld by the Company for any reason or for no reason, in its sole discretion. The Company shall have the right to assign this Agreement to any corporation or other entity (including without limitation, ATPA), which (i) controls, is controlled by, or is under common control with the Company (ii) succeeds to the assets of the Company as a result of a merger, consolidation or other reorganization involving the Company.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles. Any dispute arising out of or relating to this Agreement shall be resolved exclusively by state or federal courts sitting in New York County, State of New York. Each party hereby irrevocably submits to the jurisdiction of any such court and waives any objection to such jurisdiction, including, without limitation, the defenses of inconvenient forum and lack of personal jurisdiction.

11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and given by hand delivery, by nationally recognized overnight courier service or by certified or registered mail, postage prepaid, return receipt requested, to the respective addresses set forth in the preamble to this Agreement or to such other address as either party may designate by written notice to the other party.

12. Severability. If any covenant, condition or other provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any of the remaining covenants, conditions or provisions hereof, and such remaining covenants, conditions and provisions of this Agreement shall continue in full force and effect.

13. Entire Agreement; Amendment. This Agreement, including the Appendices hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter. There are no representations or understandings between the parties except as provided herein. This Agreement may not be amended or modified except by a written amendment duly executed by the parties.

14. Captions. Captions contained in this Agreement have been inserted for convenience of reference only and in no way define, interpret or limit the terms of this Agreement, or any of the provisions hereof.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY:

UNITED BENEFITS & PENSION SERVICES, INC.

By:	/s/ Richard Stierwalt
Richard Stierwalt Chief Executive Officer

CONSULTANT:

/s/ Thomas Mackell Thomas Mackell

APPENDIX I TO CONSULTING AGREEMENT

DESCRIPTION OF SERVICES:

The Consultant shall perform the following services on behalf and for the benefit of the Company, ATPA, any future subsidiary of the Company or its successors or assigns:

1.	Provide ATPA, any future subsidiary of the Company or its successors or assigns with introductions to potential acquisition targets;

2.
Participate in discussions between the Company, ATPA, any future subsidiary of the Company or its successors or assigns, and Potential Acquisition Targets which have been introduced to the Company, ATPA, any future subsidiary of the Company or its successors or assigns by the Consultant in connection with the Services (an “Introduced Acquisition Target”) as requested by the Company, ATPA, any future subsidiary of the Company or its successors or assigns.

3.
Between the execution of a binding or non-binding letter of intent between the Company, ATPA, any future subsidiary of the Company or its successors or assigns, on one hand, and any Introduced Acquisition Target, on the other hand, and prior to the closing of the transactions contemplated thereby, meet with any clients representing more than 5% of the gross revenue of such Introduced Acquisition Target, including, without limitation, such client’s directors, trustees, chairman, union president or other members of such client’s senior management as the Company, ATPA, any future subsidiary of the Company or its successors or assigns, may deem necessary or appropriate, to insure that such client will continue to engage the Introduced Acquisition Target (or such other entity as may succeed to the assets and business of the Introduced Acquisition Target following the contemplated acquisition) after the consummation of the transaction contemplated by the letter of intent;

4.
Assist in responding to questions of any Introduced Acquisition Target, its officers, directors or principal shareholders from the date the Introduced Acquisition Target is first introduced to the Company, its successors or assigns through the closing of an acquisition by the Company, ATPA, any future subsidiary of the Company or its successors or assigns of such Introduced Acquisition Target;

5.	Assist in discussions with potential investors; and

6.	Serve as a director and Chairman of the Board of the Company, its successors or assigns subject to the approval of the stockholders or directors of the Company, its successors or assigns.

APPENDIX II TO CONSULTING AGREEMENT

CONSULTING CHARGES AND PAYMENT TERMS:

The amount of Consulting Charges shall be determined and payable as follows:

Consulting Charges

Deal Value			Payout		CASH	STOCK
(Acquisition Price)
	%		Total Compensation (thousands)
up to $5 million	1.5		Up to $75		75%	25%

Greater than $5 million	1	*	Up to $150	**	75%	25%

* Represents 1% of the acquisition price in excess of $5 million
** Represents a cap on total compensation which shall not exceed $150,000